Exhibit 10.01

[ARTEMIS ACQUISITION CORPORATION]

Executive Hiring Agreement

Today February 20, 2013, this hiring agreement between Artemis Acquisition Corp. and John Ronda Sr. as our President of Artemis Acquisition Corp. parent public company.

Salary is to be at $250,000 per year, for now starting at $1000 per week for the next 120 days or less, until Artemis is trading publicly and will be able to increase all officers’ salaries at that time.

President / John Ronda will receive 5,000,000 common shares as a hiring bonus.  Future stock bonuses and stock grants / options will be determined and agreed upon with all officers of the Company.

Plans to be agreed upon in the future for the Company to pay for an office in California for John Ronda is agreed and will be offered when the Company is financially able to provide in the coming months.

All expenses for travel or lodging for the company will be paid by the company.

This agreement will be for a five year period from today’s date.

/s/ John Ronda Sr.
John Ronda Sr.

/s/ Pete Iodice
Pete Iodice
Vice Chairman of the board
Artemis Acquisition Corp.

/s/ Robert Nash
Robert Nash
Senior Vice President
Artemis Acquisition Corp.